Dated December 14, 1994


                                BBDO CANADA INC.

                                    - and -

                               OMNICOM GROUP INC.

                                    - and -

                              MORGAN STANLEY GMBH

                             and the other Managers

               -------------------------------------------------


                             SUBSCRIPTION AGREEMENT

                                 DM 200,000,000

                Floating Rate Bonds of 1995 due January 5, 2000


                -----------------------------------------------





                         HENGELER MUELLER WEITZEL WIRTZ
                               Frankfurt am Main


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                                      -2-


SUBSCRIPTION AGREEMENT dated December 14, 1994

between

(1)      BBDO CANADA INC.                   (the "Issuer"),

(2)      OMNICOM GROUP INC.                 (the "Guarantor"), and

(3)      MORGAN STANLEY GMBH                (the "Lead Manager"),
         CITIBANK AKTIENGESELLSCHAFT,
         KIDDER PEABODY INTERNATIONAL PLC,
         MERRILL LYNCH BANK AG,
         SCHWEIZERISCHER BANKVEREIN (DEUTSCHLAND) AG

         (together with the Lead Manager, the "Managers").

The parties hereby record the arrangements between them in respect of an issue of DM 200,000,000 Floating Rate Bonds of 1995 due January 5, 2000 of the Issuer (the "Bonds") to be guaranteed by the Guarantor.

ss. 1  Agreement to Issue; the Bonds;
       the Agreements

(1) The Issuer agrees to issue the Bonds on January 4, 1995 (the "Closing Date"), and the Guarantor agrees to issue the Guarantee on the Closing Date.

(2) The terms and conditions applicable to the Bonds are set forth in the Terms and Conditions of the Bonds (the "Conditions") attached hereto as Schedule 1. The Bonds will initially be represented by a single temporary global note payable to bearer without interest coupons (the "Temporary Global Bond") substantially in the form set out in Schedule 2. The Temporary Global Bond will be deposited with Deutscher Kassenverein AG, Frankfurt am Main ("DKV"), as common depositary (in such capacity the "Common Depositary") for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Cedel S.A. ("Cedel"). On or after the date (the "Exchange Date") which is 40 days after the Closing Date and upon presentation of certificates of non-US and non-Canadian beneficial ownership, the Temporary Global Bond will be exchangeable for a single permanent global note payable to bearer without interest coupons (the "Permanent Global Bond") substantially in the form set out in Schedule 3. The Permanent Global Bond will be deposited with DKV. Definitive certificates representing individual Bonds and interest coupons will not be issued.

(3) The guarantee to be given by the Guarantor ("the Guarantee") shall be substantially in the form set out in Schedule 4.

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                                      -3-

(4) Concurrently with the signing of this Agreement the Issuer and the Guarantor are entering into an agency agreement (the "Agency Agreement") with Morgan Stanley GmbH as issuing and paying agent (the "Paying Agent").

This Agreement and the Agency Agreement are together referred to as the "Agreements".

ss. 2  Purchase

(1) Each of the Managers agrees to purchase on the Closing Date at the issue price of 99.48% of the principal amount of the Bonds (the "Issue Price") such principal amount of Bonds as corresponds to its commitment as set out in
Schedule 5.

(2) The rights and obligations of the Managers under this Agreement are several and not joint. Each of the Managers shall acquire sole title to the Bonds subscribed by it and there shall be no joint or fractional co-ownership in the Bonds by the Managers.

ss. 3  Disclosure

The Issuer and the Guarantor confirm that they have prepared an Offering Memorandum in the English language dated January 4, 1995 (the "Offering Memorandum") in relation to the Bonds and hereby authorize the Managers to distribute the Offering Memorandum in connection with the offering and sale of the Bonds, copies of it in preliminary or draft form having already been distributed with the consent of the Issuer and the Guarantor.

ss. 4  Stabilization

(1) To the extent permitted by applicable laws, the Lead Manager for its own account may over-allot and effect transactions in the open market or otherwise in connection with the distribution of the Bonds with a view to stabilizing or maintaining the market price of the Bonds at levels other than those which might otherwise prevail. In doing so the Lead Manager shall act as principal and not as agent of the Issuer or the Guarantor. The Issuer shall not in any event be obligated to issue more than DM 200,000,000 in principal amount of the Bonds.

(2) As between the Issuer, the Guarantor and the Lead Manager, any loss resulting from stabilization shall be borne, and any profit arising therefrom shall be retained, by the Lead Manager.

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                                      -4-


ss. 5  Selling Terms

(1) Each Manager agrees to be bound by the terms and provisions set out in
Schedule 6.

(2) Each Manager agrees to indemnify the Issuer and the Guarantor and each other Manager, and each of their respective directors, officers and employees, against any loss, liability, cost, expense, claim or action (including all reasonable costs, charges or expenses paid or incurred in disputing or defending any of the foregoing) which any of them may incur or which may be made against any of them arising out of, in relation to or in connection with, any failure by such Manager to observe the terms and provisions set out in Schedule 6.

ss. 6  Listing

(1) The Issuer confirms that it has authorised the Lead Manager to make or cause to be made an application for the Bonds to be listed on the Luxembourg Stock Exchange (the "Stock Exchange").

(2) Each of the Issuer and the Guarantor agrees to supply to the Lead Manager for delivery to the Stock Exchange copies of the Offering Memorandum and such other documents, information and undertakings as may be required for the purpose of obtaining such listing.

(3) The Issuer and the Guarantor, jointly and severally, agree to use their best endeavours to maintain such listing for as long as any of the Bonds are outstanding and to pay all fees and supply all further documents, information and undertakings and publish all advertisements or other material as may be necessary or advisable for such purpose. However, if such listing becomes impossible, the Issuer and the Guarantor will obtain, and each will thereafter use its best endeavours to maintain a quotation for, or listing of, the Bonds on such other stock exchange as is commonly used for the quotation or listing of debt securities as they may, with the approval of the Lead Manager, decide.

ss. 7  Warranties of the Issuer and the Guarantor

(1) The Issuer and the Guarantor, jointly and severally, warrant to the Managers and each of them that:-

(a) each of them is duly incorporated and validly existing under the laws of Ontario and the State of New York, respectively, with full power and authority to conduct its business as described in the Offering Memorandum;

(b) the Agreements have been duly authorised, executed and delivered by the Issuer and the Guarantor and constitute valid, legally binding and enforceable obligations of the Issuer and the Guarantor;

(c) the Bonds have been duly authorised by the Issuer and, when duly executed, authenticated, issued and delivered, will constitute valid, legally binding and enforceable obligations of the Issuer;

(d) the Guarantee has been duly authorised by the Guarantor and, when duly executed and delivered, will constitute valid, legally binding and enforceable obligations of the Guarantor;

(e) all consents or approvals of, or registrations or filings with, or other action by any court, governmental authority or regulatory body required for the execution and delivery of the Agreements, the issue of the Bonds, the giving of the Guarantee, the carrying out of the other transactions contemplated by the Agreements or the compliance by the Issuer and the Guarantor with the terms of the Bonds, the Guarantee and the Agreements, as the case may be, have been, or will have been by the Closing Date, obtained and are, or will be, in full force and effect on the Closing Date;

(f) the execution and delivery of the Agreements, the issue of the Bonds, the giving of the Guarantee, the carrying out of the other transactions contemplated by the Agreements and compliance with their terms do not and will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the articles of incorporation, charter, by-laws (or other comparable corporate charter documents) of the Issuer or the Guarantor, or any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer or the Guarantor or any of their respective subsidiaries is a party or by which any of them or any of their respective properties is bound, or (ii) infringe any existing applicable law, rule, regulation, judgment, order or decree of any governmental authority or court, domestic or foreign, having jurisdiction over the Issuer, the Guarantor or any of their respective properties;

(g) the Offering Memorandum, as of the date hereof, is accurate in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Offering Memorandum will be, as of the Closing date, accurate in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances existing at the

Closing Date, not misleading, provided, however, that the Issuer and the Guarantor make no representation or warranty as to statements or omissions from the list of Managers on the cover page of the Offering Memorandum, or under the caption "Subscription and Sale; Selling Restrictions" in the Offering Memorandum, which statements were made in reliance upon and in conformity with information furnished in writing to the Issuer and the Guarantor by the Managers specifically for inclusion therein;

(h) (i) the financial statements of the Issuer for the two years ended December 31, 1993 and 1992 were prepared in accordance with generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants consistently applied, except as disclosed therein, and present fairly the financial position of the Issuer as at the dates, and the results of operations and changes in financial position of the Issuer for the periods, in respect of which they have been prepared, and (ii) since the date of the last audited financial statements of the Issuer there has been no change (nor any development or event involving a prospective change of which the Issuer is, or might reasonably be expected to be, aware) which is materially adverse to the condition (financial or other), results of operations or general affairs of the Issuer;

(i) (i) the consolidated financial statements of the Guarantor and its consolidated subsidiaries taken as a whole (the "Consolidated Group") for the three years ended December 31, 1993, 1992 and 1991 and the nine month periods ended September 30, 1994 and 1993 were prepared in accordance with accounting principles generally accepted in, and pursuant to the relevant laws of the United States of America consistently applied, except as disclosed therein, and present fairly the financial position of the Guarantor and of the Consolidated Group as at the dates, and the results of operations and changes in financial position of the Guarantor and of the Consolidated Group for the periods, in respect of which they have been prepared, and (ii) since the date of the last audited consolidated financial statements of the Consolidated Group there has been no change (nor any development or event involving a prospective change of which the Guarantor is, or might reasonably be expected to be, aware) which is materially adverse to the condition (financial or other), results of operations or general affairs of the Guarantor or of the Consolidated Group respectively;

(j) there are no pending actions, suits or proceedings against the Issuer or the Guarantor or any of their respective subsidiaries or any of their respective properties which, if determined adversely to the Issuer or the Guarantor or any such subsidiary, could individually or in the aggregate have an adverse effect on the condition (financial or other), results of operations or general affairs of the Issuer or the Guarantor or the Consolidated Group or would materially adversely affect the ability of the Issuer or the Guarantor to perform their obligations under the Agreements or the Bonds or the Guarantee or which are otherwise material in the context of the issue of the Bonds and, to the best of the Issuer's and the Guarantor's knowledge, no such actions, suits or proceedings are threatened or contemplated;

(k) no event has occurred or circumstance arisen which, had the Bonds already been issued, might (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) constitute an event of early termination under the Conditions;

(l) neither the Issuer nor the Guarantor is an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended; and

(m) neither the Issuer nor the Guarantor nor their respective affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S under the United States Securities Act of 1933, as amended (the "Securities Act")) with respect to the Bonds and it and they have complied and will comply with the offering restrictions requirement of such Regulation.

(2) The Issuer and the Guarantor jointly and severally undertake to indemnify each Manager and its directors, officers and employees, and any affiliate of such Manager (each an "indemnified person"), against any loss, liability, cost, expense, claim or action (including all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing), which such Manager may incur or which may be made against it arising out of, in relation to or in connection with, any inaccuracy or alleged inaccuracy of any of the warranties contained in subsection (1) or in connection with any inaccurate statement or alleged inaccurate statement contained in the Offering Memorandum or any omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading. The Issuer and the Guarantor expressly acknowledge that they shall not be released from such obligation by reason of the fact that the Lead Manager has assisted in the drafting of the Offering Memorandum. The Issuer and the Guarantor shall not indemnify any indemnified person in respect of any inaccuracy or alleged inaccuracy of any of the warranties as to statements in or omissions from the list of the Managers on the cover page of the Offering Memorandum or the statements under the caption "Subscription and Sale; Selling Restrictions" in the Offering Memorandum.

ss. 8   Agreements of the Issuer and the Guarantor

The Issuer and the Guarantor, jointly and severally agree with the Managers that:-

(a) the Issuer, failing whom the Guarantor, will bear and pay all stamp and other taxes and duties (including interest and penalties) payable pursuant to the laws applicable in Canada, the United States of America and the Federal Republic of Germany on or in connection with the issue and purchase by the Managers of the Bonds and the execution or delivery of the Agreements and the Guarantee;

(b) the Issuer and the Guarantor shall notify the Lead Manager on behalf of the Managers if, at any time prior to payment of the net subscription amount to the Issuer, anything occurs which renders or may render untrue or incorrect in any respect any of the warranties given by the Issuer or the Guarantor; and

(c) if at any time prior to completion, in the view of the Lead Manager, of the distribution of the Bonds any event shall occur as a result of which, in the judgement of the Issuer or the Guarantor, it is necessary to amend or supplement the Offering Memorandum (as then amended or supplemented) in order to make the statements therein, in the light of the circumstances when the Offering Memorandum is delivered, not misleading, the Issuer and the Guarantor shall forthwith prepare and furnish, at their own expense, to the Managers either amendments to the Offering Memorandum or supplemental information so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances when the Offering Memorandum is delivered, be misleading.

ss. 9  Closing Conditions

(1) The Managers shall be obligated to pay for, and take delivery of the Bonds only (A) if: (i) as of the Closing Date, the warranties and agreements of the Issuer and the Guarantor herein contained are true and correct in all material respects and have been duly complied with (to the extent that such compliance is due on or before the Closing Date), (ii) subsequent to the date hereof and as of the Closing Date, there shall not have occurred any downgrading, nor shall any notice have been given of (1) any intended or potential downgrading or (2) any review or possible change that does not indicate an improvement in the rating, accorded any of the outstanding debt securities of the Issuer or the Guarantor by either Moody's Investor Services, Inc. or Standard & Poor's Rating Group, and
(B) subject to:

(a) receipt by the Lead Manager on behalf of the Managers on the Closing Date of a certificate of the Issuer dated the Closing Date and signed on behalf of the Issuer certifying that as of the Closing Date, the warranties contained in ss. 7(1) are true and correct as if made on the Closing Date and that the Issuer has complied with all agreements herein contained (to the extent that such compliance is due on or before the Closing Date);

(b) receipt by the Lead Manager on behalf of the Managers on the Closing Date of a certificate of the Guarantor dated the Closing Date and signed on behalf of the Guarantor certifying that as of the Closing Date, the warranties contained in ss. 7(1) are true and correct as if made on the Closing Date and that the Guarantor has complied with all agreements herein contained (to the extent that such compliance is due on or before the Closing Date);

(c) receipt by the Lead Manager on behalf of the Managers on the Closing Date of legal opinions dated the Closing Date, in the form agreed, from:

      (i) Gowling Strathy & Henderson, legal advisers to the Issuer and the Guarantor as to Canadian law;

      (ii) Davis and Gilbert, legal advisers to the Issuer and the Guarantor as to U.S. law;

      (iii)Davis Polk & Wardwell, legal advisers to the Managers as to U.S. law; and

      (iv) Hengeler Mueller Weitzel Wirtz, legal advisers to the Managers as to German law;

(d) receipt by the Lead Manager not later than two Frankfurt banking days before the Closing Date of the Guarantee duly executed on behalf of the Guarantor for delivery on the Closing Date;

(e) receipt by the Lead Manager on behalf of the Managers not later than two Frankfurt banking days before the Closing Date of the Permanent Global Bond duly executed by and on behalf of the Issuer for delivery to DKV on or after the Exchange Date;

(f) receipt by the Lead Manager on behalf of the Managers not later than three Frankfurt banking days before the Closing Date of the documents listed in
      Schedule 7;

(g) the Stock Exchange having agreed on or before the Closing Date to list the Bonds;

(h) receipt by the Lead Manager on behalf of the Managers not later than two Frankfurt banking days before the Closing Date of the duly executed Temporary Global Bond, for authentication and delivery pursuant to ss. 10; and

(i) receipt by the Lead Manager on behalf of the Managers of a copy of the Agency Agreement as executed, delivered and exchanged by the parties thereto.

(2) The Lead Manager on behalf of the Managers may, at its discretion and upon terms as it deems appropriate, waive compliance with the whole or any part of subsection (1).

ss. 10  Delivery and Payment

Not later than 10:00 a.m. (Frankfurt time) on the Closing Date (or such other time on the Closing Date as may be agreed between the Lead Manager on behalf of the Managers and the Issuer) the Issuer will issue and deliver to the Managers or their order the Temporary Global Bond duly executed and authenticated, to be held as agreed between the Issuer, the Lead Manager and the Common Depository. Against such delivery the Managers shall pay, or cause payment of, the net subscription amount (being the Issue Price pursuant to ss. 2(1) less the commissions pursuant to ss. 11(1) and less the Expenses Amount pursuant to ss. 11(2)) in Deutsche Mark to such account maintained in the Federal Republic of Germany as the Issuer may specify to the Lead Manager not later than five days before the Closing Date.

ss. 11  Commissions and Expenses

(1) The Issuer, failing whom the Guarantor, shall pay to the Managers on the Closing Date total commissions of 0.45 % of the principal amount of the Bonds in consideration of the obligations of the Managers to purchase the Bonds.

(2) In addition to the commissions payable pursuant to subsection (1) and to its own expenses in connection with the issue, sale and offering of the Bonds, the Issuer, failing whom the Guarantor, shall pay to the Lead Manager on the Closing Date a lump sum amount (the "Expenses Amount") as separately agreed upon between the Issuer and the Lead Manager in lieu of reimbursement of the following expenses and fees (including value added tax thereon, if any): (a) all expenses incurred in connection with the preparation, printing and delivery of the Offering Memorandum, the Agreements, the Temporary Global Bond, the Permanent Global Bond, the Guarantee and all other documents relating to the issue, subscription and offering of the Bonds, (b) the fees and expenses incurred in connection with the obtaining and maintaining of the listing of the Bonds on the Stock Exchange, including the costs of all necessary publications, if any,

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                                      -11-

(c) all expenses incurred in connection with the services of the legal advisers to the Managers in Canada, the United States of America and the Federal Republic of Germany in connection with the issue and subscription of the Bonds, (d) all expenses incurred in connection with all advertising in relation to the issue and offering of the Bonds on which the Issuer and the Lead Manager may agree,
(e) all other expenses which the Managers have incurred or will incur in connection with the issue, purchase and offering of the Bonds, and (f) the fees and expenses (including value added tax thereon) of the Paying Agent and any further paying agents in connection with the preparation and signing of the Agreements, the issue of the Bonds and the performance of their duties under the Agency Agreement.

ss. 12  Termination

(1) The Lead Manager on behalf of the Managers may, by written notice to the Issuer given at any time prior to payment of the the net subscription amount for the Bonds, terminate this Agreement:

(a) if in the opinion of the Lead Manager, circumstances shall be such as:

(i) to prevent or to a material extent restrict payment for the Bonds in the manner contemplated in this Agreement; or

(ii) to a material extent prevent or restrict settlement of transactions in the Bonds in the market or otherwise; or

(b) if in the opinion of the Lead Manager, there shall have been:

(i) any change in national or international political, legal, tax or regulatory conditions; or

(ii)  any calamity or emergency,

which has in its view caused a substantial deterioration in the price and/or value of the Bonds.

(2) Upon such termination no party shall be under any liability to any other in respect of this Agreement, except that (a) all indemnity provisions in this Agreement shall continue in full force and effect, and (b) the Issuer and the Guarantor shall remain liable under ss. 11 for the payment of the lower of (i) the Expenses Amount or (ii) the costs and expenses already incurred or incurred in consequence of such termination.

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                                      -12-

ss. 13  Communications

(1) Any document or information furnished or supplied in accordance with this Agreement shall, if not otherwise provided for herein, either be in the German or English language.

(2) All communications required to be given or given hereunder shall be given by airmail letter or by telex, cable or facsimile transmission.

(3) Subject to written notice of change of address, all communications hereunder shall be given to the following addresses:

(a) If to the Issuer:

    BBDO Canada Inc.
    2 Bloor Street West
    Toronto, Ontario M4W 3R6
    Canada

    Telefax:    416 960 1618
    Attention:  Chief Financial Officer

(b) If to the Guarantor:

    Omnicom Group Inc.
    437 Madison Avenue
    New York, N.Y. 10022
    U.S.A.

    Telefax:    212 415 3530
    Attention:  Chief Financial Officer

(c) If to the Managers:

    Morgan Stanley GmbH
    Rahmhofstra(beta)e 2 - 4
    60313 Frankfurt am Main
    Federal Republic of Germany

    Telefax:    69 2166 1399
    Telex:      412 648
    Attention   New Issues Department

ss. 14  The Schedules; Severability

(1) Schedules 1 to 7 form part of this Agreement.

(2) Should any provision of this Agreement be or become invalid in whole or in part, the other provisions of this Agreement shall remain in force. Any invalid provision shall be replaced by a valid provision which accomplishes as far as legally possible the economic effects of the invalid provision.

ss. 15  Governing Law and Place of Performance

(1) This Agreement shall in all respects be governed by and construed in accordance with German law.

(2) Place of performance for the obligations of all parties hereto shall be Frankfurt am Main.

ss. 16  Place of Jurisdiction

(1) Any action or other legal proceedings arising out of or in connection with this Agreement ("Proceedings") shall be brought in the District Court (Landgericht) in Frankfurt am Main. The Issuer and the Guarantor hereby appoint Wei(beta) & Hasche, Rechtsanwalte, Brienner Stra(beta)e 11/V, D-80333 Munich, as their agent for service of process with respect to any proceedings brought before any German court.

(2) Subsection (1) shall not limit the right of any of the Managers to bring Proceedings against the Issuer and/or the Guarantor arising out of or in connection with this Agreement in any competent court of law.

ss. 17  Counterparts

This Agreement is executed in ten counterparts in the English language. With respect to Schedules 1 through 4 the German language version shall be binding. The English translations of such Schedules are for convenience only. One executed counterpart each is issued to the Issuer, the Guarantor and to each of the Managers. Each executed counterpart shall be an original.

This Agreement has been entered into on the date first above written.

BBDO CANADA INC.

By: Quattro


OMNICOM GROUP INC.

By: Hewitt


MORGAN STANLEY GMBH

By:  Wirth     Brugger


CITIBANK AKTIENGESELLSCHAFT
KIDDER PEABODY INTERNATIONAL PLC
MERRILL LYNCH BANK AG
SCHWEIZERISCHER BANKVEREIN (DEUTSCHLAND) AG

By:  Brugger

    (by virtue of powers of attorney)

                                   Schedule 1

                             (English Translation)


                       TERMS AND CONDITIONS OF THE BONDS


ss.1 Form and Denomination

     (1) The issue of BBDO Canada Inc. (the "Issuer") in the aggregate principal amount of two hundred million Deutsche Marks (DM 200,000,000) is divided into 20,000 bonds payable to bearer in the principal amount of DM 10,000 each (the "Bonds") and ranking pari passu among themselves.

     (2) The Bonds shall be represented initially by a single temporary global bond (the "Temporary Global Bond") payable to bearer, without interest coupons, which will be deposited with a common depositary outside the United States of America for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Cedel societe anonyme ("Cedel") on or about January 4, 1995. The Issuer shall exchange the Temporary Global Bond for a permanent global bond (the "Permanent Global Bond"), payable to bearer, without interest coupons, on or after the date (the "Exchange Date") which is 40 days after January 4, 1995, upon receipt by the Issuer, or its agent, of a certificate (a "Certificate of Non-U.S. and Non-Canadian Beneficial Ownership") signed by Euroclear or Cedel, as the case may be, which certificate must be based on written certifications provided to it and signed by its account holders, in a form to be provided by the Issuer, or its agent, to the effect that the beneficial interest in the Temporary Global Bond is owned by a person that is not a "United States person" as defined in the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder or a person who has purchased for resale to any United States person and not a resident Canadian (as defined in the Canada Business Corporations Act (Canada)) or a person who has purchased for resale to any resident Canadian. Such certifications by the account holders must be provided to Euroclear or Cedel, as the case may be, by the date on which the exchange occurs and must be dated not earlier than 15 days prior to the Exchange Date. The Issuer shall procure that the Permanent Global Bond shall be so delivered in exchange for only that portion of the Temporary Global Bond in respect of which there shall have been presented to the Issuer, or its agent, a Certificate of Non-U.S. and Non-Canadian Beneficial Ownership. A holder of Bonds (a "Bondholder") must exchange its share of the Temporary Global Bond for an interest in the Permanent Global Bond before interest on Bonds can be collected. Definitive certificates representing individual Bonds shall not be issued.

     (3) The Permanent Global Bond will be kept in custody by Deutscher Kassenverein AG, Frankfurt am Main ("DKV") until all obligations of the Issuer under the Bonds have been satisfied. The Bonds shall be transferable in the form of co-ownership interests in accordance with the applicable rules of DKV, and outside the Federal Republic of Germany, in accordance with the applicable rules of Euroclear and Cedel.

ss.2 Status, Negative Pledge and Guarantee

     (1) The Bonds constitute direct, unconditional, unsecured and unsubordinated obligations of the Issuer and rank pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer, except as otherwise provided by mandatory rules of law.

     (2) As long as any Bonds are outstanding, but only up to the time all amounts of principal and interest have been placed at the disposal of the Paying Agent (as defined in ss.6(4)(a) of these Terms and Conditions of the Bonds), the Issuer undertakes not to provide any security upon any or all of its present or future assets for any other indebtedness represented by notes, bonds, debentures or other securities issued pursuant to an offering by which such securities are intended primarily to be publicly distributed outside the United States and Canada without at the same time having the Bondholders share equally and rateably in such security.

      (3) Omnicom Group Inc. (the "Guarantor"), pursuant to a guarantee agreement dated January 4, 1995 (the "Guarantee"), has unconditionally and irrevocably guaranteed the due and punctual payment, in accordance with the provisions of these Terms and Conditions of the Bonds, of the amounts corresponding to the principal of and interest payable by the Issuer under the Bonds. The Guarantee constitutes a contract in favour of the Bondholders from time to time as third party beneficiaries pursuant to ss.328(1) of the German

Civil Code giving rise to the right of each such Bondholder to require performance of the Guarantee directly from the Guarantor and to enforce the Guarantee directly against the Guarantor. The Guarantee provides, inter alia, that the obligations of the Guarantor thereunder shall extend to the obligations of any New Issuer in respect of the Bonds by virtue of a substitution pursuant to ss.10 of these Terms and Conditions of the Bonds. Copies of the Guarantee are available free of charge at the specified offices of the Paying Agent and the Luxembourg Paying Agent (as defined in ss.6 below).

ss.3 Interest

     (1) The Bonds shall bear interest at the per annum rate equal to Deutsche Mark LIBOR (as defined below) plus .65% as from January 4, 1995. Interest shall be payable quarterly in arrears on each Interest Payment Date. Interest shall be calculated on the basis of the actual number of days in the applicable Interest Period divided by 360 days.

     (2) The Bonds shall cease to bear interest as of the beginning of the day on which they become due for redemption. Should the Issuer fail to redeem the Bonds when due or, where the due date is a Saturday, Sunday or legal holiday at the place of performance as set forth in ss.13 (2) of these Terms and Conditions of the Bonds, on the next succeeding banking day, interest shall continue to accrue beyond the due date until the actual redemption of the Bonds, but not beyond the fourteenth day after a notice has been published by the Paying Agent to the effect that the necessary funds for redemption have been provided to the Paying Agent, at the rate of interest prevailing on the due date for redemption.

     (3) "Deutsche Mark LIBOR" means, with respect to any Reset Date, as defined below, the rate (expressed as a percentage per annum) for deposits in Deutsche Marks for a three-month period that appears on Telerate Page 3570 (as defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date (as defined below). If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on the applicable Interest Determination Date, then the Paying Agent will request the principal London office of each of four major reference banks in the London interbank market selected by the Paying Agent to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in Deutsche Marks for a three-month period as of 11:00 a.m., London time, on such Interest Determination Date and in a Representative Amount (as defined below). If at least two such quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Paying Agent will request each of three major banks in New York City to provide such bank's rate (expressed as a percentage per annum) for loans in Deutsche Marks to leading European banks for a three-month period as of approximately 11:00 a.m., New York City time, on the applicable Interest Determination Date and in a Representative Amount. If at least two such rates are so provided, LIBOR will be the arithmetic mean of such rates. If fewer than two such rates are so provided, the LIBOR will be LIBOR in effect of the preceding Reset Date.

     (4) The annual rate of interest to which the rate is determined in accordance with ss.3(1) above is equivalent for the purposes of the Interest Act (Canada) to the rate so determined multiplied by the number of days in the applicable calendar year and divided by 360.

     "Interest Payment Date" shall mean each January 5, April 5, July 5 and October 5, unless any such date would otherwise fall on a day which is not a London Business Day, in which case the Interest Payment Date shall be the immediately following London Business Day, unless it would thereby fall into the next calendar month, in which case the Interest Payment Date shall be the immediately preceding London Business Day.

     "Interest Period" shall mean the period beginning on and including January 4, 1995 to but excluding the first Interest Payment Date and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date.

     "Interest Determination Date" shall mean the second London Business Day preceding the Reset Date.

     "London Business Day" shall mean any day on which dealings in deposits in Deutsche Marks are transacted in the London interbank market.

     "Representative Amount" means a principal amount of not less than DM 1,000,000 that is representative for a single transaction in the relevant market at the relevant time.

     "Reset Date" shall mean the first day of any Interest Period.

     "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Deutsche Mark deposits).

     All percentages resulting from any calculation in respect of the Bonds will be rounded to the nearest one hundred thousandth of a percentage point (with five one-millionths of a percentage point rounded upwards) (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all monetary amounts used in or resulting from such calculation will be rounded to the nearest pfennig (with one-half pfennig rounded upwards).

ss.4 Redemption and Purchase

     (1) The Issuer undertakes to redeem the Bonds at their principal amount on the Interest Payment Date falling in January, 2000.

     (2) The Issuer may, at its option, redeem all of the Bonds, but not less than all, at their principal amount on the Interest Payment Date falling in January, 1997 or any Interest Payment Date thereafter together with the interest accrued to the date of redemption, on giving not less than 60 days' notice by publication in accordance with ss.12 of these Terms and Conditions of the Bonds.

      (3) The Issuer may at any time purchase Bonds at any price in the open market or otherwise and Bonds so purchased may be cancelled or resold.

ss.5 Redemption for Tax Reasons

      If, as a result of any change of the legal provisions applicable in Canada or any change in the application or official interpretation of such legal provisions, which change becomes effective on or after January 4, 1995:

          (a) the Issuer shall become obligated to pay additional amounts pursuant to ss.7 of these Terms and Conditions of the Bonds, or

          (b) the Guarantor shall become obligated to pay additional amounts pursuant to the provisions of the Guarantee, in the event that the Guarantor is called upon to pay, and effects payment, under the Guarantee, then the Issuer may at its option, on giving not less then 30 days notice by publication pursuant to ss.12 of these Terms and Conditions of the Bonds, redeem all, but not less than all, of the Bonds at their principal amount together with unpaid interest accrued to the date of redemption; provided, however, that no such redemption may be made as of a date which is more than three months before the date on which the Issuer or the Guarantor shall become obligated to make payments pursuant to subclauses (a) or (b) for the first time.

ss.6 Payments

     (1) All payments of principal and interest in respect of the Bonds shall be made in freely convertible and transferable legal tender of the Federal Republic of Germany.

     (2) All payments of principal and interest in respect of the Bonds shall be made by the Issuer to the Paying Agent for on-payment to DKV. Payment to DKV or to its order shall to the extent of the amounts so paid, constitute the discharge of the Issuer from its corresponding liabilities under the Bonds.

     (3) The Issuer may, solely at its option, deposit with the Local Court (Amtsgericht) in Frankfurt am Main principal or interest not claimed by Bondholders within 12 months after the respective due date even though the respective Bondholders may not be in default of acceptance, with or without waiver of the right to withdraw such deposit. Provided that, if the Issuer makes such deposit(s) and waives its right to withdraw same, the affected Bondholders shall have no claim against the Issuer or the Guarantor in respect thereof.

     (4)  (a) Morgan Stanley GmbH shall be the Paying Agent.
          (b) The Issuer may at any time, by giving not less than 30 days' notice by publication in accordance with ss.12 of these Terms and Conditions of the Bonds, appoint another leading bank maintaining its head office or a branch in Frankfurt am Main as paying agent.
          (c) The Paying Agent may at any time resign from such office. Such resignation shall become effective only upon the appointment by the Issuer of a leading bank maintaining its head office or a branch in Frankfurt am Main and the giving of not less than 30 days' notice of such appointment by publication in accordance with ss.12 of these Terms and Conditions of the Bonds.

      (5) The Paying Agent shall act exclusively as agent of the Issuer and does not have any relationship of agency or trust with the Bondholders.

     (6) So long as the Bonds are listed on the Luxembourg Stock Exchange, the Issuer will maintain a paying agent in Luxembourg. The Luxembourg Paying Agent will be Kredietbank S.A. Luxembourgeoise. The Issuer may at any time appoint another paying agent in Luxembourg by giving not less than 30 days' notice by publication in accordance with ss.12 of these Terms and Conditions of the Bonds.

ss.7 Taxes

     All payments of principal and interest in respect of the Bonds shall be made by the Issuer to the Paying Agent for on-payment to DKV without withholding or deduction for or on account of any present or future taxes or other duties of whatever nature imposed, levied or collected by or in Canada unless the Issuer is required by law to make such withholding or deduction. In such event, the Issuer shall pay such additional amounts of principal and interest as will be necessary in order that DKV receives the same amounts of principal and interest under the Bonds which it would have received had no such withholding or deduction been required to be made; provided, however, that no such additional amounts shall be payable to DKV insofar as such additional amounts would be payable only because Bondholders for whom the payments of principal or interest are designated have a relation to Canada other than the mere fact that they are Bondholders.

ss.8 Presentation Period

     The presentation period for the Bonds (ss.801(1) German Civil Code) shall be ten years commencing on the date on which the Bonds are due for redemption.

ss.9 Early Termination

     (1) Any Bondholder may declare his Bonds due and demand immediate repayment thereof at their principal amount together with interest accrued to the date of repayment if:

          (a) the Issuer is in default for more than 30 days in the payment of any amounts due in accordance with the Terms and Conditions of the Bonds; or

          (b) subject to the provisions of subsection (3) below, the Issuer violates any other obligation under the Terms and Conditions of the Bonds and such violation continues for more than 30 days after receipt by the Paying Agent of a written reminder from a Bondholder; or

          (c) subject to the provisions of subsection (3) below, the Guarantor violates any obligation under the Guarantee and such violation continues for more than 30 days after the receipt by the Paying Agent of a written reminder from a Bondholder; or

          (d) subject to the provisions of subsection (3) below, any indebtedness of the Issuer or the Guarantor from monies borrowed exceeding in aggregate DM 35,000,000 (or equivalent in other currency) shall not be paid when due or shall become due prior to its stated maturity resulting from a default which permits any creditor of the Issuer to accelerate such indebtedness; or

          (e) any resolution or order is made which results in the dissolution, winding-up or liquidation of the Issuer; or

          (f) any resolution or order is made which results in the dissolution, winding-up or liquidation of the Guarantor; or

          (g) if the Issuer makes an authorized assignment into bankruptcy or if a bankruptcy petition is filed or presented against the Issuer and such petition is not defeated within 30 days, or if a receiver or receiver and manager is appointed over all or substantially all of the assets of the Issuer and such appointment is not terminated within 30 days, or if the Issuer files a notice of intention or files a proposal under the Bankruptcy and Insolvency Act (Canada) or if the Issuer takes or proposes to take the benefit of any provision of the Companies' Creditors Arrangement Act (Canada) as now or hereafter in force; or

          (h) if the Guarantor shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Guarantor and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Guarantor, or the Guarantor commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Guarantor, or there is commenced against the Guarantor any such proceeding which remains undismissed for a period of 60 days, or the Guarantor is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Guarantor suffers any appointment of any custodian or the like for it or all or substantially all of its property to continue undischarged or unstayed for a period of 60 days; or any corporate action is taken by the Guarantor for the purpose of effecting any of the foregoing.

     The right to declare Bonds due shall terminate if the situation giving rise to it has been cured before the right is exercised.

     (2) Any notice declaring Bonds due shall be made by means of a written notice to be delivered by hand or registered mail to the Paying Agent together with proof that such Bondholder at the time of such notice is a holder of the relevant Bonds by means of a certificate of the Bondholder's Custodian (as defined in ss.13 below) pursuant to ss.13(5)(a) of these Terms and Conditions of the Bonds.

     (3) The events specified in subsection (1)(b), (c) and (d) above declaring Bonds due, shall become effective only when the Paying Agent has received such notices from holders of at least DM 35,000,000 in aggregate principal amount of the Bonds.


ss.10 Substitution of Issuer

     (1) The Issuer may at any time without the consent of the Bondholders substitute in its stead either the Guarantor or any other company which is directly or indirectly wholly-owned by the Issuer or the Guarantor (the "New Issuer") as principal debtor in respect of any and all obligations arising under or in connection with the Bonds if:

          (a) the New Issuer assumes any and all obligations of the Issuer arising under or in connection with the Bonds;

          (b) other than in the case of the Guarantor being the New Issuer, the Issuer, in a guarantee subject to the laws of the Federal Republic of Germany which is satisfactory as to form and contents to the Paying Agent, unconditionally and irrevocably guarantees the obligations so assumed by the New Issuer;

          (c) other than in the case of the Guarantor being the New Issuer, the provision of the Guarantee pursuant to which the obligations of the Guarantor under the Guarantee extend to the obligation of the New Issuer in respect of the Bonds continues to be in full force and effect;

          (d) the New Issuer has obtained any and all authorizations required in its country of domicile for such substitution and the fulfillment of any and all obligations arising under or in connection with the Bonds; and

          (e) the New Issuer is in the position to fulfill any and all payment obligations arising under or in connection with the Bonds in freely convertible and transferable legal tender of the Federal Republic of Germany without being required to withhold or deduct any taxes or other duties of whatever kind, and to transfer to the Paying Agent any and all amounts required for such end.

     Any such substitution may not be made if, as a result of the substitution, the rating accorded by Moody's Investor Service, Inc. or Standard & Poor's Rating Group to any debt securities issued or guaranteed by the Issuer or to the Bonds is likely to be downgraded.

     (2) Notice of any such substitution shall be given by publication in accordance with ss.12 of these Terms and Conditions of the Bonds.

     (3) In the event of such substitution any reference in these Terms and Conditions of the Bonds to the Issuer shall from then on be a reference to the New Issuer and any reference to Canada in ss.5 and ss.7 shall from then on be a reference to the country or countries in which the New Issuer has its domicile or residence for tax purposes. Further, in the event of such substitution the following shall apply:

          (a) In ss.7 of these Terms and Conditions of the Bonds, in addition to the reference in the preceding sentence to the country or countries in which the New Issuer has its domicile or residence for tax purposes, an alternative reference shall be made to Canada;

          (b) In ss. 9(1)(c), (d) and (e) of these Terms and Conditions of the Bonds in addition to the reference to the "Issuer", an alternative reference shall be made to the original Issuer in its capacity as guarantor.

ss.11 Further Issues

     The Issuer reserves the right from time to time without the consent of the Bondholders to issue additional Bonds with identical terms, so that the same shall be consolidated, form a single issue with and increase the aggregate principal amount of the Bonds. The term "Bonds" shall in the event of such an increase, also comprise such additionally issued Bonds.


ss.12 Notices

     All notices relating to the Bonds shall be published in the Bundesanzeiger (German Federal Gazette) and, so long as the Bonds are listed on the Luxembourg Stock Exchange, in the Luxemburger Wort.

ss.13 Governing Law and Miscellaneous

     (1) The Bonds, both as to form and contents, and the rights and obligations of the Bondholders, the Issuer, the Guarantor, and the Paying Agent shall in all respects be governed by the law of the Federal Republic of Germany.

     (2) Place of performance shall be Frankfurt am Main.

     (3) Any action or other legal proceedings arising out of or in connection with the Bonds ("Proceedings") shall be brought in the District Court (Landgericht) in Frankfurt am Main. The Issuer hereby appoints Weiss & Hasche in Munich with current address at Briennerstrasse 11/V, 80333 Munich, as its agent for service of process with respect to any Proceedings brought before any German court. The Bondholders may pursue their claims against the Issuer also in any other court of competent jurisdiction.

     (4) The German courts shall have exclusive jurisdiction over the annulment of lost or destroyed Bonds.

     (5) Any Bondholder may in any proceedings against the Issuer or to which the Bondholder and the Issuer are parties protect and enforce in its own name its rights arising under its Bonds on the basis of (a) a certificate issued by its Custodian, as defined below, (i) stating the full name and address of the Bondholder, (ii) specifying an aggregate principal amount of Bonds credited on the date of such statement to such Bondholder's securities account maintained with such Custodian and (iii) confirming that the Custodian has given a written notice to DKV containing the information pursuant to (i) and (ii) and bearing an acknowledgment of DKV and the relevant DKV accountholder and (b) a copy of the

Global Bond certified as being a true copy by a duly authorized officer of DKV. For purposes of the foregoing, "Custodian" means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the Bondholder maintains a securities account in respect of any Bonds and includes DKV, Cedel and Euroclear.

     (6) For so long as any of the Bonds are represented by the Temporary Global Bond or the Permanent Global Bond held on behalf of Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear and/or Cedel, each person who is for the time being shown in the records of Euroclear and/or Cedel as the holder of a particular nominal amount of such Bonds (in which regard any certificate or other document issued by Euroclear or Cedel as to the nominal amount of such Bonds standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be treated by the Issuer and the Paying Agent as a holder of such nominal amount of such Bonds for all purposes other than for the payment of principal and interest on such Bonds. As against the Issuer and any Paying Agent, the right to any such principal and interest shall be vested solely in the bearer of the Temporary Global Bond and the Permanent Global Bond pursuant to the Terms and Conditions. The Temporary Global Bond and the Permanent Global Bond shall only be transferable in accordance with the regulations of Euroclear and/or Cedel, as the case may be.

                                   Schedule 2

                       FORM OF THE TEMPORARY GLOBAL BOND




          THIS BOND HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE
           UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. SUBJECT
          TO CERTAIN EXCEPTIONS, THE BONDS MAY NOT BE OFFERED OR SOLD
           OR DELIVERED WITHIN THE UNITED STATES OR TO U.S. PERSONS.

          THIS BOND IS NOT QUALIFIED FOR SALE IN CANADA. THIS BOND MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY IN CANADA
                     OR ANY PROVINCE OR TERRITORY THEREOF.

             THIS BOND IS A TEMPORARY GLOBAL BOND, WITHOUT COUPONS,
           EXCHANGEABLE FOR A PERMANENT GLOBAL BOND, WITHOUT COUPONS.
          THE TERMS AND CONDITIONS OF THE BONDS ATTACHED HERETO APPLY
              TO THIS BOND EXCEPT FOR PROVISIONS REFERRING TO THE
                             PERMANENT GLOBAL BOND.


                                BBDO CANADA INC.

                                 DM 200,000,000

                          TEMPORARY GLOBAL BEARER BOND

for Deutsche Mark Floating Rate Bonds of 1995 due January 5, 2000 (the "Bonds") in an aggregate principal amount of two hundred million Deutsche Mark (DM 200,000,000) divided into

             20,000 Bonds in the principal amount of DM 10,000 each

                        unconditionally and irrevocably
                                 guaranteed by

                               OMNICOM GROUP INC.

BBDO Canada Inc. (the "Issuer") hereby undertakes to pay to the bearer hereof upon presentation and surrender of this Temporary Global Bond on the maturity date of the Bonds the principal sum represented by this Temporary Global Bond or a portion or portions hereof, in freely convertible and transferable legal tender of the Federal Republic of Germany.

Until this Temporary Global Bond is exchanged for Bonds represented by the permanent global bond in the form attached hereto (the "Permanent Global Bond"), the holder hereof shall not be entitled to receive any payments of interest in respect of the Bonds.

On or after the date which is 40 days after the date hereof (the "Exchange Date"), the Bonds represented by this Temporary Global Bond may be exchanged in whole or in part (free of charge) for Bonds represented by a Permanent Global Bond in the form attached hereto upon notice being given by Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and/or Cedel, societe anonyme ("Cedel") acting on the instructions of any holder of an interest in this Temporary Global Bond.

The Issuer shall procure that Bonds represented by the Permanent Global Bond shall be so delivered in exchange for only those Bonds represented by this Temporary Global Bond in respect of which there shall have been presented to Morgan Stanley GmbH as agent for the Issuer (the "Agent") by Euroclear or Cedel a certificate substantially to the following effect:

                               "BBDO CANADA INC.

                           Deutsche Mark 200,000,000
                          Floating Rate Bonds of 1995
                              due January 5, 2000

                               (the "Securities")

     This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from member organizations appearing in our records as persons being entitled to a portion of the principal amount set forth below (our "Member Organizations") substantially to the effect set forth in the Temporary Global Security in respect of the Securities, as of the date hereof ________ principal amount of the above-captioned Securities (i) is owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source ("United States persons"), (ii) is owned by United States persons that
(a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations Section 1.165 - 12(c)(1)(v) ("financial institutions") purchasing for their own account or for resale, or (b) acquired the Securities through foreign branches of United States financial institutions and who hold the Securities through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution has agreed, on its own behalf or through its agent, that we may advise the Issuer or the Issuer's agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of

1986, as amended, and the regulations thereunder), or (iii) is owned by United States or foreign financial institutions for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and to the further effect that United States or foreign financial institutions described in clause (iii) above (whether or not also described in clause (i) or (ii)) have certified that they have not acquired the Securities for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     If the Securities are of the category contemplated in Section 230.903(c)(3) of Regulation S under the Securities Act of 1933, as amended (the "Act"), then this is also to certify with respect to the principal amount of Securities set forth above that, except as set forth below, we have received in writing, by tested telex or by electronic transmission, from our Member Organizations entitled to portion of such principal amount, certifications with respect to such portion, substantially to the effect set forth in the Agency or other Agreement.

     We further certify (i) that we are not making available herewith for exchange (or, if relevant, exercise of any rights or collection of any interest) any portion of the Temporary Global Security excepted in such certifications and
(ii) that as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by such Member Organizations with respect to any portion of the part submitted herewith for exchange (or, if relevant, exercise of any rights or collection of any interest)) are no longer true and cannot be relied upon as the date hereof.

     We further certify that none of the Securities are beneficially owned by residents of the Province of Ontario or any other Province or Territory of Canada.

     We understand that this certification is required in connection with certain tax laws and, if applicable, certain securities laws of the United States and of the Provinces of Canada or any Territory thereof including the Province of Ontario. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated: _____________ 199 *

                               Yours faithfully,

                  [MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                      Brussels office, as operator of the
                               Euroclear System]

                                       or

                            [CEDEL societe anonyme]


                              By: ________________

---------------
* Not earlier than the Exchange Date."

Any person who would, but for the provisions hereof, otherwise be entitled to receive a Bond or Bonds represented by the Permanent Global Bond shall not be entitled to require the exchange of an appropriate part of this Temporary Global Bond for such Bond or Bonds unless and until he shall have delivered or caused to be delivered to Euroclear or Cedel, as the case may be, a certificate or certificates in substantially the form set out below. Copies of the form of certificate will be available at the offices of Euroclear in Brussels, Cedel in Luxembourg and each of the paying agents.

                               "BBDO CANADA INC.

                           Deutsche Mark 200,000,000
                Floating Rate Bonds of 1995 due January 5, 2000

                               (the "Securities")

     This is to certify that as of the date hereof, and except as set forth below, the above-captioned Securities held by you for our account (i) are owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source ("United States persons"), (ii) are owned by United States person(s) that (a) are foreign branches of a United States financial institution (as defined in U.S. Treasury Regulations Section 1.165-12(c)(l)(v)) ("financial institutions") purchasing for their own account or for resale, or (b) acquired the Securities through foreign branches of United States financial institutions and who hold the Securities through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution hereby agrees, on its own behalf or through its agent, that you may advise the issuer or the issuer's agent that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the relations thereunder), or (iii) are owned by United States or foreign financial institutions(s) for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), and in addition if the owner of the Securities is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or (ii)) this is to further certify that such financial institution has not acquired the Securities for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     If the Securities are of the category contemplated in Section 230.903(c)(3) of Regulation S under the Securities Act of 1933, as amended (the "Act"), then this is also to certify that, except as set forth below, (i) in the case of debt securities, the Securities are beneficially owned by (a) non-U.S. person(s) or
(b) U.S. person(s) who purchased the Securities in transactions which did not require registration under the Act; or (ii) in the case of equity securities, the Securities are owned by (x) non-U.S. person(s) (and such persons(s) are not acquiring the securities for the account or benefit of U.S. person(s))or (y) U.S. persons(s) who purchased the Securities in a transaction which did not require registration under the Act. If this certification is being delivered in connection with the exercise of warrants pursuant to Section 230.902(m) of Regulation S under the Act, then this is further to certify that, except as set forth below, the Securities are being exercised by and on behalf of non-U.S. person(s). As used in this paragraph the term "U.S. person" has the meaning given to it by Regulation S under the Act.

     As used herein, "United States" means the United States of America (including the States and the District of Columbia) and its "possessions" which include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

     We undertake to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the Securities held by you for our account in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

     This certification excepts and does not relate to U.S. __________ or such interest in the above Securities in respect of which we are not able to certify and as to which we understand exchange and delivery of definitive Securities

(or, if relevant, exercise of any rights or collection of any interest) cannot be made until we do so certify.

     We further certify that none of the Securities are beneficially owned by residents of the Province of Ontario or any other Province or Territory of Canada.

     We understand that this certification is required in connection with certain tax laws and, if applicable, certain securities laws of the United States and of the Provinces of Canada or any Territory thereof including the Province of Ontario. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Date: __________ 199_*


By:
   -------------------------------------------
   As, or as agent for, the beneficial owner(s) of the Securities to which this certificate relates.

---------
* Not earlier than 15 days prior to the Exchange Date."

On an exchange of the whole of this Temporary Global Bond, this Bond shall be surrendered to the Agent. On an exchange of part only of this Temporary Global Bond, this Bond shall be endorsed to reflect the reduction of the principal amount evidenced hereby.

The attached Terms and Conditions of the Bonds form part of this Temporary Global Bond.

Dated: January 4, 1995

                                             Toronto, Canada

                                             BBDO CANADA INC.


                                             By: _____________________
                                                 Authorized Officer

--------------------------
Authentication Signature
for and on behalf of
Morgan Stanley GmbH

                                   Schedule 4

                             FORM OF THE GUARANTEE

                             (English Translation)


                                   GUARANTEE

                                       of

                               OMNICOM GROUP INC.

                                  in favour of

             the holders of the DM 200,000,000 Floating Rate Bonds
                          of 1995 due January 5, 2000
                                 (the "Bonds")

                                   issued by

                                BBDO CANADA INC.

                                 (the "Issuer")

WHEREAS:

Omnicom Group Inc. (the "Guarantor") wishes to guarantee by this Guarantee the payment of principal and interest under the Bonds.

IT IS HEREBY AGREED as follows:

(1) The Guarantor unconditionally and irrevocably guarantees to the Bondholders from time to time the due and punctual payment in freely negotiable and convertible legal tender of the Federal Republic of Germany of the principal of, and interest on, the Bonds, and any other amounts which are expressed to be payable under the Bonds, in accordance with the Terms and Conditions of the Bonds (the "Conditions"), as and when the same shall become due in accordance with the Conditions.

(2) This Guarantee constitutes a direct, unconditional and unsecured obligation of the Guarantor and ranks pari passu with all its other unsecured and unsubordinated obligations, except for obligations accorded preference by mandatory provisions of law.

The Guarantor agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of all or any portion of the obligations must be restored by the Bondholders upon the bankruptcy or reorganisation of the Issuer or similar proceedings for relief of debtors under the laws of any jurisdiction hereinafter initiated by or against the Issuer, or as a result of or in connection with proceedings under fraudulent conveyance law hereinafter initiated against the Issuer.

(3) All payments under this Guarantee shall be made free and clear of and without deduction for any present and future tax, assessment or other governmental charge imposed upon such payments by the United States of America (the "United States") or any political subdivision or taxing authority thereof or therein. If the Guarantor shall be required by law to deduct any tax, assessment or other governmental charge from or in respect of any sum payable under this Guarantee to any Bondholder, (i) the sum payable shall be increased by such additional amounts (the "Additional Amounts"), as may be necessary, so that after making all the required deductions, such Bondholder will receive an amount equal to the sum it would have received had no such deduction been made,
(ii) the Guarantor shall make such deduction and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with the applicable law. However, the Guarantor shall not be required to make any such payment of Additional Amounts for or on account of:

(a) Any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such Bondholder (or between a fiduciary, settlor or beneficiary of, or possessor of a power over such Bondholder, if such Bondholder is an estate or a trust; or a member or shareholder of such Bondholder, if such Bondholder is a trust, a partnership or a corporation) and the United States, the Commonwealth of Puerto Rice or any territory or possession of the United States or area subject to its jurisdiction including, without limitation, such Bondholder (or such fiduciary, settlor, beneficiary, possessor, member or shareholder) being or having been a citizen or resident thereof;

(b) Any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;

(c) Any tax, assessment or other governmental charge imposed by reason of such Bondholder's past or present status (i) as a personal holding company or foreign personal holding company with respect to the United States, (ii) as a corporation which accumulates earnings to avoid United States federal income tax, (iii) as a controlled foreign corporation with respect to the United States, (iv) as the owner, actually or constructively, of ten percent, or more of the total combined voting power of all classes of stock of the Guarantor entitled to vote, (v) as a private foundation or other exempt organization or (vi) as a bank receiving interest described in Section 881(c)3(A) of the United States Internal Revenue Code of 1986, as amended;

(d) Any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Bond if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(e) Any tax, assessment or governmental charge that would not have been so imposed for the presentation by the Bondholder of the Bond for payment on a date more than 30 days after the date on which such payment first becomes due;

(f) Any tax, assessment or governmental charge that are payable otherwise than by withholding by the Guarantor from the payment of the principal of or, as the case may be, redemption amount in respect of or interest on the relevant Bond; or

(g)  Any combination of items (a), (b), (c), (d), (e) or (f) above;

nor shall Additional Amounts be paid (i) to any Bondholder who is not the beneficial owner of the Bond if the beneficial owner thereof would not have been entitled to payment of Additional Amounts had such beneficial owner been the Bondholder, or (ii) to any Bondholder who is a United States person.

(4) The obligations of the Guarantor under this Guarantee (i) shall be separate and independent from the obligations of the Issuer under the Bonds, (ii) shall exist irrespective of the legality, validity, binding effect or enforceability of the Bonds, and (iii) shall not be affected by any event, condition or circumstance of whatever nature, whether factual or legal, save the full, definitive and irrevocable satisfaction of any and all payment obligations expressed to be assumed under the Bonds.

The Guarantor irrevocably waives any and all rights or claims to indemnity, subrogation, reassessment, exoneration, reimbursement or contribution which it had, has or hereafter may have in respect of any payment under this Guarantee until the Bondholders are paid in full.

(5) The obligations of the Guarantor under this Guarantee shall without any further act or thing being required to be done or to occur extend to the obligations of any New Issuer which is not the Guarantor arising in respect of any Bond by virtue of a substitution pursuant to the applicable provisions of the Conditions.

(6) This Guarantee and all agreements herein contained constitute a contract in favour of the Bondholders from time to time as third party beneficiaries pursuant to ss. 328(1) of the German Civil Code giving rise to the right of each such holder to require performance of the obligations undertaken herein directly from the Guarantor and to enforce such obligations directly against the Guarantor.

(7) Morgan Stanley GmbH with which the agreements herein contained are made does not act as fiduciary agent or in any similar capacity for the Bondholders.

(8) Terms used and not otherwise defined herein shall have the meanings attributed to them in the Conditions.

(9) This Guarantee is governed by, and shall be construed in accordance with, the laws of the Federal Republic of Germany.

(10) If any provision of this Guarantee is or shall become invalid in whole or in part, the other provisions hereof shall remain in force. The invalid provision shall be deemed substituted by a valid provision which accomplishes as far as legally possible the economic purposes of the invalid provision.

(11) This Guarantee is written in the German language and translated into the English language. The German language version shall be legally binding and controlling in each and every respect.

(12) The original copy of this Guarantee shall be delivered to, and kept by, Morgan Stanley GmbH.

(13) Place of performance for all obligations of the Guarantor hereunder is Frankfurt am Main.

(14) Any action or other legal proceedings arising out of or in connection with this Guarantee ("Proceedings") shall be brought in the District Court (Landgericht) in Frankfurt am Main. The Guarantor hereby appoints Wei(beta) & Hasche, Rechtsanwalte, Brienner Stra(beta)e 11/V, D-80333 Munich, as its agent for service of process with respect to any Proceedings brought before any German court. The Bondholders may pursue their claims against the Guarantor also in any other court of competent jurisdiction.

(15) Any Bondholder may in any proceedings against the Guarantor or to which such Bondholder and the Guarantor are parties protect and enforce in his own name his rights arising under this Guarantee on the basis of a copy of this Guarantee certified as being a true copy by a duly authorised officer of Morgan Stanley GmbH, without the need for production in such proceedings of this Guarantee.

January 4, 1995

OMNICOM GROUP INC.


We accept the terms of the above Guarantee without recourse, warranty or liability.


January 4, 1995

MORGAN STANLEY GMBH

                                   Schedule 5


                        THE COMMITMENTS OF THE MANAGERS





                                                               Principal Amount
                                                                    of Notes

                                                                       DM
                                                                       --
Morgan Stanley GmbH                                               175,000,000
Citibank Aktiengesellschaft                                         5,000,000
Kidder Peabody International PLC                                    5,000,000
Merrill Lynch Bank AG                                               5,000,000
Schweizerischer Bankverein
   (Deutschland) AG                                                10,000,000
                                                                  -----------

Total                                                             200,000,000
                                                                  ===========

                                   Schedule 6


                                 SELLING TERMS

In connection with the purchase, offering and sale of the Notes each of the Managers represents that it has observed and undertakes that it will observe the following restrictions on the offering and sale of the Notes and the distribution of documents relating to the Notes:

(1) No action has been or will be taken in any jurisdiction by the Managers or the Issuer that would permit a public offering of the Notes, or possession or distribution of the Offering Memorandum, any amendment or supplement thereto issued in connection with the offering of the Notes or any other offering material, in any country or jurisdiction where action for that purpose is required. Each Manager will comply with all applicable laws and regulations in each jurisdiction in which it, directly or indirectly, purchases, offers, sells or delivers the Notes or has in its possession or distributes the Offering Memorandum, any amendment or supplement thereto or any other offering material, in all cases at its own expense. No Manager is authorized to make any representation or use any information in connection with the issue, subscription and sale of the Notes other than as contained in the Offering Memorandum or any amendment or supplement thereto.

(2) the Notes have not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each of the Managers has offered and sold the Notes, and will offer and sell the Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, none of the Managers, their affiliates or any persons acting on the Managers' or their affiliates' behalf have engaged or will engage in any directed selling efforts with respect to the Notes, and the Managers and their affiliates have complied and will comply with the offering restrictions requirement of Regulation S. Each of the Managers agrees that, at or prior to confirmation of sale of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Notes from any Manager during the restricted period a confirmation or notice to substantially the following effect:

     "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in this paragraph have the meanings given to them by Regulation S.

     Except as contemplated by this Agreement, the Managers have not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the Notes, except with their affiliates or with the prior written consent of the Issuer.

 (3) In addition, each of the Managers

     (i) except to the extent permitted under U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D) (the "D Rules"), (a) has not offered or sold, and during the restricted period will not offer or sell, Notes in bearer form to a person who is within the United States or its possessions or to a United States person, and (b) has not delivered and will not deliver within the United States or its possessions definitive Notes in bearer form that are sold during the restricted period;

     (ii) represents and agrees that it has and throughout the restricted period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling the Notes in bearer form are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

     (iii) if it is a United States person, represents that it is acquiring the Notes in bearer form for purposes of resale in connection with their original issuance and, if it retains Notes in bearer form for its own account, will only do so in accordance with the requirements of U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D)(6); and

     (iv) with respect to each affiliate that acquires from any Manager Notes in bearer form for the purpose of offering or selling such Notes during the restricted period, agrees either (A) that it will repeat and confirm the representations and agreements contained in clauses (i), (ii) and (iii) on behalf of such affiliate or (B) agrees that it will obtain from such affiliate for the benefit of the Issuer the representations and agreements contained in clauses (i), (ii) and (iii).

Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

(4) Each of the Managers represents and agrees that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom of Great Britain and Northern Ireland (the "United Kingdom") by means of any document, any of the Notes, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985 of the United Kingdom, (ii) it has complied, and will comply, with all applicable provisions of the Financial Services Act 1986 of the United Kingdom (the "Financial Services Act") with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Notes if that person is of a kind described in Article 9(3) of the Financial Services Act (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on.

(5) the Notes are being issued under the "Euro-Securities" exemption as defined in ss. 4(2) Wertpapier-Verkaufsprospektgesetz and accordingly a selling prospectus in respect of the Notes has not been prepared. Each of the Managers represents and agrees that it has not publicly promoted, and will not publicly promote, the distribution of Notes.

(6) Each of the Managers acknowledges, represents and agrees that: (i) the Notes are not qualified for sale in Canada; (ii) it has not and will not offer or sell the Notes directly or indirectly in Canada or to, or for the account of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof; (iii) there are restrictions on the transfer or resale of the Notes to residents of Canada and no such transfer or resale should take place except in strict compliance with the securities laws of Canada or the province or territory of Canada in which such person is resident; and (iv) it is unlikely that the Issuer will ever become a reporting issuer in any province or territory of Canada.

                                   Schedule 7


               DOCUMENTS TO BE FURNISHED PURSUANT TO ss. 9(1)(f)

(A)  Documents relating to the Issuer:

1. Two certified copies of the Certificate and Articles of Incorporation certified by the Director of the Companies Branch of the Ministry of Consumer and Commercial Relations (Ontario).

2. a Certificate of Status issued by the Ministry of Consumer and Commercial Relations (Ontario).

3. two certified copies of the By-laws of the Issuer certified by the Secretary of the Issuer.

4. two certified copies of the resolutions of the Directors of the Issuer authorizing the issuance of the Notes and the Agreements and the execution and delivery thereof.

5. if applicable, powers of attorney by duly authorized officers of the Issuer authorizing an appropriate officer or officers to execute and deliver on behalf of the Issuer each of the Notes and the Agreements, and any and all additional documents as may be necessary or appropriate to effectuate any or all of the obligations of the Issuer pursuant to the Notes, the Agreements or any ancillary documents.

6. a certificate of incumbency indicating the authority of each of the officers of the Issuer executing the Notes, the Agreements or any ancillary documents or any power of attorney (referred to in paragraph 5 above), on behalf of the Issuer.

7. letter of appointment of Wei(beta) & Hasche, Rechtsanwalte, Brienner Stra(beta)e 11/V, D-80333 Munich, as agent for service of process for the Issuer in the Federal Republic of Germany.

(B)  Documents relating to the Guarantor:

1. Two copies of the Certificate of Incorporation of the Guarantor certified by the Secretary of the State of New York;

2. a certificate of the Secretary of the State of New York as to the good standing of the Guarantor;

3. two copies of the By-laws of the Guarantor certified by the Secretary or Assistant Secretary of the Guarantor;

4. two certified copies of the resolutions of the Board of Directors of the Guarantor authorizing the Notes, the execution and delivery of the Agreements and the Guarantee, and performance of the Guarantor's obligations thereunder;

5. if applicable, powers of attorney signed by duly authorised officers of the Guarantor authorising an appropriate person or persons to execute and deliver on behalf of the Guarantor the Agreements and the Guarantee, and any other documents, notices, letters or other communications to be given by the Guarantor in connection with the Notes;

6. a certificate of the Secretary or Assistant Secretary of the Guarantor as to the incumbency of the officers of the Guarantor signing the documents or any power or attorney provided for in paragraph 5 above on behalf of the Guarantor;

7. letter of appointment of Wei(beta) & Hasche, Rechtsanwalte, Brienner Stra(beta)e 11/V, D-80333 Munich, as agent for service of process for the Guarantor in the Federal Republic of Germany.